EXHIBIT 10.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of December 31, 2025, by and among Transuite.Org Inc., a Nevada corporation (“TRSO”), Crestar Holdings Limited, a Hong Kong company (“Crestar”), and Goldfinch Group Co.,Limited, a Hong Kong company (“Goldfinch HK” or “Transferor”).

RECITALS

WHEREAS, TRSO is a US public company incorporated in the State of Nevada, United States (Ticker: TRSO ), which is focused on providing innovative AI-driven business solutions and Web3 blockchain technology services, supported by an experienced global management team and strong commercialization capabilities, with operations spanning artificial intelligence technologies, blockchain infrastructure, and digital asset management.

WHEREAS, Goldfinch HK holds one hundred percent (100%) of the equity interests in Goldfinch-Chong (Fuzhou) Technology Co., Ltd. (“Goldfinch-Chong”), a company headquartered in Fuzhou, China, which is an intelligent e-bike charging and management solutions provider with a leading position and strong innovation capabilities in the e-bike charging market.

WHEREAS, Goldfinch-Chong is an innovative enterprise specializing in e-bike charging solutions and Internet of Things (IoT) technology. The platform operated by Goldfinch-Chong serves more than 1.6 million loyal users and operates approximately 100,000 charging terminals. Goldfinch-Chong's platform assets include comprehensive management systems for customer relationship management, agent network management, intelligent billing, and various IoT applications (such as smoke detection, access control, and automotive charging). The company possesses important intellectual property assets, including 4 trademarks, 36 software copyrights,  invention patent,  utility model patent, and artistic works. Goldfinch-Chong is actively exploring the integration of Web3 technology to build a decentralized, high-value Internet of Things ecosystem through blockchain-based solutions, digital identities (DID), and NFT-based incentive mechanisms to enhance user engagement and create new business models.

WHEREAS, TRSO currently owns one hundred percent (100%) of Goldfinch Group Holdings Ltd., a British Virgin Islands company (“Goldfinch BVI”), and Crestar is a wholly owned subsidiary of Goldfinch. TRSO desires to acquire fifty-one percent (51%) of Goldfinch HK's equity through Crestar, in exchange for the issuance of TRSO's common stock restricted shares totaling five million (5,000,000) shares to Goldfinch HK and Xiaohuan Song. Of these shares, three million (3,000,000) shares shall be converted into cash and invested in Goldfinch-Chong in installments during 2026, and two million (2,000,000) shares shall be granted to Goldfinch-Chong's founder Xiaohuan Song and released according to the phased release schedule.

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WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of the equity acquisition.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I DEFINITIONS

In this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below:

“Equity” means the registered capital or equity interest of Goldfinch HK.

“Target Equity” means fifty-one percent (51%) of Goldfinch HK's equity to be transferred to Crestar pursuant to this Agreement.

“Closing Date” means the date of execution of this Agreement.

“Consideration” means the consideration paid by TRSO to Goldfinch HK and Xiaohuan Song for the acquisition of the Target Equity, as set forth in Article III.

“Confidential Information” means any non-public information obtained in connection with this transaction, including but not limited to trade secrets, financial data, technical information, customer lists, and other proprietary information.

ARTICLE II EQUITY TRANSFER

2.1 Equity Transfer. Pursuant to the terms and conditions of this Agreement, Goldfinch HK agrees to transfer fifty-one percent (51%) of its legally held equity to Crestar, and Crestar agrees to accept such transfer.

2.2 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”).  Upon completion of Closing, Crestar shall obtain full ownership of Goldfinch HK's fifty-one percent (51%) equity.

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ARTICLE III CONSIDERATION AND PAYMENT

3.1 Consideration. The parties agree that the consideration for this transaction shall be common stock shares issued by TRSO, as follows:

•	Number of Shares: A total of five million (5,000,000) TRSO common shares (hereinafter referred to as the “Consideration Shares”).

•	Total Consideration: 51% shares of Goldfinch HK.

3.2 Allocation and Payment of Consideration. The Consideration Shares shall be allocated and delivered as follows:

3.2.1 Cash Investment Portion

Proceeds derived from the monetization of Three Million (3,000,000) shares shall be treated as an investment and shall be paid in installments during 2026 to the bank account designated by the Transferor, to be used for business development and day-to-day operations.

3.2.2 Equity Portion

Two Million (2,000,000) restricted shares shall be conditionally released to Xiaohuan Song in three (3) tranches commencing from the date of execution of this Agreement, subject to the following schedule and conditions:

•	On the date of execution of this Agreement, one million (1,000,000) restricted shares shall be released.

•	Six months after the date of execution of this Agreement, five hundred thousand (500,000) restricted shares shall be released.

•	Twelve months after the date of execution of this Agreement, five hundred thousand (500,000) restricted shares shall be released.

3.3 Registration and Transfer of Shares. TRSO shall complete the registration and issuance of the Consideration Shares within 30 days after Closing and shall provide Goldfinch HK and Xiaohuan  Song with stock certificates or electronic records.

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ARTICLE IV REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Goldfinch HK.

Goldfinch HK and Xiaohuan Song jointly represent and warrant to TRSO that the following representations and warranties are true, accurate, and complete on the Closing Date:

4.1.1 Legal Existence. Goldfinch HK is a legally registered and validly existing company with full legal capacity and civil capacity to conduct the transaction contemplated by this Agreement.

4.1.2 Completeness of Equity. Goldfinch HK legally and completely owns all equity of Goldfinch HK, and such equity is not subject to any pledge, seizure, freeze, mortgage, or other restrictions on rights. Goldfinch HK has the right to freely dispose of such equity without obtaining any third-party consent or approval.

4.1.3 Accuracy of Data. Goldfinch HK represents that all financial statements, operational data, user data, customer information, and all other documents and materials provided by Goldfinch HK to TRSO are true, accurate, and complete, and do not contain any false statements, misleading statements, or material omissions. In particular:

•	Goldfinch HK's financial statements for the fourth quarter of 2025 and prior years truly reflect its financial condition.

•	Goldfinch HK's operational data, including user data (1.6 million loyal users), number of charging terminals, and other operational metrics, are true and accurate.

•	Goldfinch HK does not have any undisclosed material debt, litigation, or other material liabilities.

4.1.4 Intangible Assets. Goldfinch HK legally owns all intellectual property rights it claims to own, including:

•	4 trademarks;

•	36 software copyrights;

•	1 invention patent;

•	1 utility model patent;

•	3 artistic works.

These intellectual property rights are not subject to any ownership disputes, infringement disputes, or other legal issues.

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4.1.5 Tangible Assets. Goldfinch HK owns 49,063 e-bike charging sockets and 98,126 plugs in total. The ownership of these assets is clear, and there are no ownership disputes.

4.1.6 Compliant Operations. Goldfinch HK's operations comply with all applicable laws and regulations, including but not limited to the laws and regulations of the People's Republic of China. Goldfinch HK does not engage in any unlawful or non-compliant activities and has not been subject to any penalties by regulatory authorities.

4.1.7 Material Contracts. Goldfinch HK has disclosed to TRSO all material contracts, customer agreements, and supplier agreements. The performance of these contracts will not be materially affected by this transaction.

4.2 Representations and Warranties of TRSO.

TRSO represents and warrants to Goldfinch HK as follows:

4.2.1 Legal Existence. TRSO and Crestar are both legally registered and validly existing companies. TRSO is a company registered in the State of Nevada, United States, and Crestar is a company registered in Hong Kong.

4.2.2 Authorization. TRSO has obtained all necessary corporate authorizations to execute and perform this Agreement. TRSO's Board of Directors has authorized the execution of this Agreement.

4.2.3 Consideration Shares. The Consideration Shares issued by TRSO are legal and valid and shall be issued in accordance with U.S. securities laws and Nevada law. These shares shall be validly issued common shares of TRSO with complete rights and privileges.

ARTICLE V PERFORMANCE COMMITMENTS

5.1 Performance Targets. Goldfinch HK and  Xiaohuan Song jointly commit that Goldfinch HK shall achieve the following performance targets in 2026:

•	Platform Transaction Volume: Not less than RMB 70,000,000 (seventy million Chinese Yuan).

•	Net Profit: Not less than RMB 4,900,000 (four million nine hundred thousand Chinese Yuan).

Goldfinch-Chong shall endeavor to obtain High-Tech Enterprise certification by 2027 and Specialized, Refined, Special Enterprise certification by 2028, and shall continue to apply for industry-related patents, software copyrights, and policy funding support over the next five years.

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5.2 Performance Verification. TRSO has the right to engage an independent audit firm to audit and verify Goldfinch HK's performance. Goldfinch HK shall cooperate in providing all necessary financial records and supporting documents.

ARTICLE VI POST-CLOSING GOVERNANCE

6.1 Shareholder Structure. Upon completion of Closing, the shareholder structure of Goldfinch HK shall be changed as follows:

•	Crestar holds 51% equity.

•	Xiaohuan Song holds 49% equity.

Shareholders shall enjoy corresponding dividend rights and voting rights in proportion to their shareholdings. Subject to the oversight and ultimate authority of the Board of Directors, the Goldfinch HK shall retain primary responsibility for the day-to-day operations, management, and ongoing business development of the Company.

6.2 Board of Directors. Goldfinch HK shall establish a Board of Directors as its highest decision-making body. If management has disagreements regarding company operations and strategic development, decisions shall be made by directors holding two-thirds (2/3) of the voting rights on the Board of Directors.

The composition of Board members and rules of procedure shall be specified in the new company bylaws. The specific arrangements are as follows:

•	TRSO has the right to appoint a majority of directors (at least 2 out of 3 directors);

•	Xiaohuan Song has the right to appoint at least 1 director;

•	The Chairman of the Board shall be appointed by a director appointed by TRSO.

•	Xiaohuan Song will serve as the Chief Executive Officer.

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6.3 Veto Rights. TRSO shall have veto rights over the following material matters of Goldfinch HK:

•	Amendment of the company bylaws;

•	Capital increase or decrease;

•	Sale or disposal of material assets;

•	Incurrence or guarantee of material debt;

•	Related party transactions;

•	Profit distribution plan;

•	Dissolution or merger of the company.

6.4 Pre-emptive Rights. When Goldfinch HK conducts capital increase or expansion in the future, TRSO shall have pre-emptive rights.

ARTICLE VII CONFIDENTIALITY

7.1 Confidential Information. Each party agrees that it shall maintain confidentiality regarding any non-public information obtained in connection with this transaction, including but not limited to trade secrets, financial data, technical information, customer lists, user data, platform systems, and other proprietary information (hereinafter referred to as “Confidential Information”).

7.2 Confidentiality Obligations. Except as required by law or for the purpose of performing this Agreement, neither party shall disclose Confidential Information to any third party. This confidentiality obligation shall remain in effect for five (5) years after the termination of this Agreement.

7.3 Use of Confidential Information. The receiving party shall use Confidential Information solely for the purpose of evaluating this transaction or performing this Agreement and shall not use it for any other purpose.

7.4 Exceptions. The following information shall not be considered Confidential Information:

•	Information that is or will become public knowledge (not due to the fault of the receiving party);

•	Information that the receiving party already legally possesses;

•	Information that the receiving party legally obtains from a third party;

•	Information required to be disclosed by law.

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ARTICLE VIII LIABILITY FOR BREACH

8.1 Definition of Breach. Any violation of any provision of this Agreement or any representation and warranty by either party shall constitute a breach.

8.2 Liability of Breaching Party. The breaching party shall indemnify the non-breaching party for all direct and indirect losses suffered, including but not limited to:

•	Economic losses;

•	Attorney's fees and litigation costs;

•	Other reasonable expenses and costs.

8.3 Remedies. The non-breaching party may take the following remedial measures:

•	Require the breaching party to immediately correct the breach;

•	Require the breaching party to pay liquidated damages;

•	Require the breaching party to indemnify for losses;

•	Terminate this Agreement.

ARTICLE IX GOVERNING LAW AND DISPUTE RESOLUTION

9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law principles.

9.2 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall first be resolved by the parties through friendly negotiation. If negotiation fails, either party shall have the right to bring an action in the competent courts located in Las Vegas, Nevada.

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ARTICLE X MISCELLANEOUS

10.1 Effectiveness of Agreement. This Agreement shall become effective upon execution by the legal representatives or authorized representatives of the parties and affixation of their seals.

10.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding this transaction and supersedes all prior oral or written agreements, memoranda of understanding, or other agreements.

10.3 Amendment and Supplementation. Any amendment or supplementation to this Agreement must be made in writing and signed by authorized representatives of the parties.

10.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be deleted, but the validity of other provisions of this Agreement shall not be affected.

10.5 Notices. Any notice from one party to another shall be made in writing and delivered by:

•	Personal delivery;

•	Mail;

•	Email.

10.6 Entire Agreement. This Agreement and its attachments constitute the entire agreement between the parties regarding this transaction and supersede all prior agreements, understandings, and negotiations.

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement as of the date first written above.

TRANSUITE.ORG INC.

By:	/s/ Mengqing Fan
Name:	Mengqing Fan
Title:	CEO

CRESTAR HOLDINGS LIMITED

By:	/s/ Fong Sap On Johnson
Name:	Fong Sap On Johnson
Title:	Director

GOLDFINCH GROUP CO., LTD.

By:	/s/ Xiaohuan Song
Name:	Xiaohuan Song
Title:	CEO

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